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EXHIBIT 99.1

FOR IMMEDIATE RELEASE                            www.fairchildsemi.com
APRIL 24, 2001
                                                 Investor Relations:
                                                 Pete Groth
                                                 207-775-8660
                                                 investor@spf.fairchildsemi.com

                                                 Corporate Communications:
                                                 Fran Harrison
                                                 207-775-8576
                                                 fran.harrison@fairchildsemi.com

                                                 Public Relations Firm:
                                                 Barbara Ewen
                                                 CHEN PR
                                                 781-466-8282
                                                 bewen@chenpr.com

NEWS RELEASE

                  FAIRCHILD REPORTS FIRST QUARTER 2001 RESULTS

                  -        COMPANY CONTINUES MARKET SHARE GAINS

                  -        COST CUTTING EFFORTS AHEAD OF PLANS

                  -        MORE THAN 90 NEW PRODUCT INTRODUCTIONS


South Portland, Maine -- Fairchild Semiconductor International (NYSE: FCS) today reported results for the first quarter 2001 ended April 1, 2001. Revenues were $385.3 million, which was down 18% sequentially from fourth quarter 2000. Trade sales were roughly flat from first quarter of 2000.

First quarter adjusted net income was $26.1 million, or $0.26 per fully diluted share of common stock, as compared to $52.6 million, or $0.53 per diluted share in the first quarter of 2000. Adjusted net income is net income before amortization of acquisition-related intangibles and non-recurring items. During the quarter the company had a non-recurring charge of $22.3 million primarily for in-process research and development associated with the acquisition of Intersil's Discrete Power Product business and restructuring expenses associated with the consolidation of a wafer fabrication line in South Portland.

Including amortization of acquisition-related intangibles and non-recurring items, the company reported first quarter net income of $1.6 million, or $0.02 per diluted share, compared to net income of $50.0 million, or $0.51 per diluted share in the first quarter of 2000.

Fairchild has continued to gain market share during this industry-wide inventory correction and slowdown in end market demand. Results from Gartner, a leading global research firm, state that Fairchild outgrew its competitors in the discrete, analog and logic market segments during 2000. Moreover, Worldwide Semiconductor Trade Statistics (WSTS) data through the six months ended in February 2001 show that Fairchild continued to outpace overall segment growth rates in power MOSFETs, logic, analog, and optoelectronics.

First quarter gross margins were 30.7%. Lower margins were a result of lower capacity utilization, softer pricing, and changes in product mix. Operating margins before non-recurring charges were 10.6%.

"Fairchild continues to win market share, improve our competitive position and control costs during this tough period," said Kirk Pond, chairman, president and CEO of Fairchild Semiconductor. "In times like these, our ability to sell into many different end markets allows us to capture new business opportunistically. During the quarter, we adjusted our product mix and pricing to drive orders and shipments in industrial and consumer markets that helped offset reduced demand from run rate business in communications and computing segments. We saw relatively stronger demand from our automotive and industrial segments, with continued softening from networking, wireline and wireless communications, and electronic manufacturing service segments.

"Importantly, we continued our progress in leveraging acquisitions. Our sales of power device products from our Korean facilities into North American and European channels grew over 37% from year-earlier levels. We also closed on our Discrete Power Products acquisition near the end of the quarter, and are quickly integrating that business into our ongoing operations," said Pond. "We introduced more than 90
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new products this quarter, with more than 65% of those targeting power applications. Our new product sales remained strong at 31% of total trade sales. We continued to focus on gaining design wins, because our experience shows that market downturns are critical periods for penetration of new applications, which typically ramp in the next upturn. During these times, when many companies may reconsider their commitment to our market segment, we believe we can continue to gain share as we execute our strategy to be the dominant supplier of high-performance building block semiconductors for multiple high growth end markets."

 "Fairchild's business model was developed with a focus on controlling costs through all phases of the business cycle. Our management team has experienced downturns like these before, so we were very quick to implement and execute on our cost reduction efforts," stated Joe Martin, executive vice president and chief financial officer of Fairchild Semiconductor. "Near the end of last year, we took early precautionary steps to contain costs in response to slowing bookings. We initiated hiring freezes, reviewed headcount, and trimmed capital spending. As a result, we will have reduced our combined Fairchild and Discrete Power Products workforce by nearly 10% through attrition, voluntary severances, and selective reductions by the end of the second quarter. We will continue to adjust if business levels require. During the first quarter we accelerated cost reductions by cutting subcontractor costs, material and supply purchases, and we are ahead of plan in achieving our targeted $80 million of manufacturing cost reductions this year. We insourced assembly and test production, and limited inventory growth with temporary factory shutdowns and employee furloughs. We have managed our below-the-line expenses, reducing research, development, selling, general, and administrative (R&D, SG&A) expenses by nearly 9% from fourth quarter 2000 levels. We have deferred some capital spending, which we plan to accelerate when business conditions allow. We are continuing our acquisition efforts, our cash position and balance sheet remain strong, and we believe we will continue to successfully execute our strategies in the current economic environment.

"While we remain very positive in our long term outlook and competitive position, we remain cautious in our outlook for the next quarter or two. We expect our total second quarter revenues, which will include a full quarter of sales from our Discrete Power Products acquisition, to be roughly flat to down 5% sequentially. In line with current expectations for the overall semiconductor market, we expect revenues to be flat to slightly down sequentially in third quarter of 2001, and improve sequentially in the fourth quarter of 2001. We expect gross margins to drop roughly 400 basis points sequentially in the second quarter of 2001, due to anticipated price erosion and lower factory utilization. Margins should improve sequentially in the second half of 2001 as we expect progress from our cost reduction efforts to begin to offset lower pricing, and capacity utilization to improve. R&D and SG&A together should remain at roughly 21% of sales. We now plan capital spending of around $155-160 million during 2001, and we expect cash levels to remain flat or increase from first quarter 2001 levels."

Fairchild Semiconductor International (NYSE:FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild's components are used in computing, communications, consumer, industrial, automotive and aerospace applications. Fairchild's 11,500 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

Special Note on Forward Looking Statements:
The statements in the preceding paragraph are forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. Other risk factors are listed in the company's annual report on Form 10-K for the year ended December 31, 2000 (see the Risk Factors subsection of the Business section), available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the Securities and Exchange Commission's web site at www.sec.gov.